                                                                 EX-3.(i)(u)

                            ARTICLES OF ORGANIZATION

                                       OF

                                 HURON P.S., LLC

      The undersigned sets forth the following as the Articles of Organization of Huron P.S., LLC (the "Company"), a Virginia limited liability company:

      1. NAME. The name of the Company shall be "Huron P.S., LLC".

      2. REGISTERED AGENT AND ADDRESS. The initial registered office of the Company is 100 Shockoe Slip, 3rd Floor, Richmond, Virginia 23219 located in the City of Richmond, Virginia, and the name of the initial registered agent of the Company at the foregoing address is Charles W. Laughlin, an individual who is a resident of the Commonwealth of Virginia and a member of the Virginia State Bar.

      3. PRINCIPAL OFFICE. The principal office of the Company is 420 N.W. Fifth Street, Suite 3-B, Evansville, Indiana 47708, located in the City of Evansville, Indiana.

      4. DURATION. Unless sooner terminated by operation of law or otherwise, the latest date on which the Company shall be dissolved, its existence terminated, and its affairs wound up is fifty (50) years from the date of issuance of the Company's Certificate of Organization by the State Corporation Commission of Virginia.

      Witness the following signature this 4th day of September, 1997.


                                  -----------------------------
                                  Alison V. Fauls, Organizer